Exhibit 99.1

SAIC Announces Financial Results for Fourth Quarter and Fiscal Year 2012

Fourth Quarter Results

•	Revenues: $2.49 billion; $2.85 billion excluding the CityTime loss provision

•	Operating Income: $(111) million; $197 million excluding the CityTime loss provision

•	Diluted EPS from Continuing Operations: $(0.49); $0.31 excluding the CityTime loss provision

•	Initiation of Quarterly Cash Dividend: $0.12 per share payable on April 30, 2012

MCLEAN, Va., March 20, 2012 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the fourth quarter and fiscal year 2012, which ended January 31, 2012.

In addition, the Company announced the initiation of a quarterly dividend at $0.12 per share, the first payment of which will be on April 30, 2012 for stockholders of record on April 15, 2012.

“Our decision to initiate a quarterly dividend reflects our confidence in SAIC’s financial strength and our commitment to deploying capital to maximize shareholder value for the long-term. The dividend will augment our capital deployment strategy, which will continue to include strategic acquisitions and share repurchases while retaining an attractive credit rating profile,” said John P. Jumper, president and chief executive officer.

Summary Results

As a result of the previously announced CityTime settlement, the Company recorded an additional $308 million loss provision during the fourth quarter of fiscal 2012. Estimates made in the third quarter ended October 31, 2011 were adjusted during the fourth quarter to reflect the final settlement. Fourth quarter revenues and selling, general and administrative expenses were reduced by $358 million and $50 million, respectively, to reflect the final settlement for the fiscal year ended January 31, 2012. For the full fiscal year, the CityTime loss provision totaled $540 million, which was reflected as a $410 million reduction in revenue and a $130 million charge to selling, general and administrative expenses.

Revenues for the fourth quarter of fiscal 2012 were $2.49 billion. Full fiscal year revenues were $10.59 billion. Revenues excluding the CityTime loss provision were $2.85 billion for the fourth quarter, reflecting 3 percent internal revenue growth, and $11.00 billion for the fiscal year.

Diluted earnings per share from continuing operations for the quarter were $(0.49). Diluted earnings per share from continuing operations for the quarter excluding the CityTime loss provision were $0.31 compared to $0.34 in the fourth quarter of fiscal year 2011. The diluted share count for the quarter was 329 million, down 9 percent from 360 million in the fourth quarter of fiscal year 2011, due to share repurchases over the past year.

Diluted earnings per share from continuing operations for the fiscal year were $(0.02). Full fiscal year diluted earnings per share from continuing operations excluding the CityTime loss provision were $1.34 compared to $1.48 in fiscal year 2011.

“With the CityTime settlement behind us, our full attention is now focused on growing the business. SAIC’s strategic advantage is our ability to rapidly develop and deploy technical solutions, and we are focused on leveraging those innovative solutions across and beyond our customer base,” said John P. Jumper. “We plan to directly contribute to our strategic growth through leveraging these differentiating capabilities into adjacent markets by ensuring we have sufficient credibility, mass, and momentum in these areas, including health IT and energy.”

“With our management team in place, a strong balance sheet, and capabilities well established and aligned with the more attractive areas of the markets we serve, SAIC is well-positioned to be a leader in the marketplace,” Jumper said.

Supplemental Operating Results

Operating loss for the quarter was $111 million (-4.5 percent of revenue). Operating income for the quarter excluding the CityTime loss provision was $197 million (6.9 percent of revenue) compared to $217 million (8.0 percent of revenue) in the fourth quarter of fiscal year 2011. The results for the current year quarter were impacted by a $10 million loss provision recorded in connection with a data privacy litigation matter and higher investments in research and development spending.

Full fiscal year operating income was $311 million (2.9 percent of revenue). Full fiscal year operating income excluding the CityTime loss provision was $851 million (7.7 percent of revenue), compared to $947 million (8.7 percent of revenue) in fiscal year 2011.

Loss from continuing operations for the quarter was $160 million. Income from continuing operations for the quarter excluding the CityTime loss provision was $107 million compared to $126 million in the fourth quarter of fiscal year 2011. Full fiscal year loss from continuing operations was $8 million. Full fiscal year income from continuing operations excluding the CityTime loss provision was $468 million compared to $558 million in fiscal year 2011.

Segment Operating Results

	Three Months Ended January 31		Revenue Growth (%)
	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$852	$1,173	-27%	-27%
Health, Energy and Civil Solutions	764	697	10%	4%
Intelligence and Cybersecurity Solutions	877	856	2%	2%
Corporate and Other	—	—	n/a	n/a
Intersegment Elimination	(1)	(2)	n/a	n/a

Total	$2,492	$2,724	-9%	-10%

			Operating Margin
			2012	2011
Operating Income (Loss):
Defense Solutions	$(216)	$90	-25.4%	7.7%
Health Energy and Civil Solutions	61	69	8.0%	9.9%
Intelligence and Cybersecurity Solutions	64	79	7.3%	9.2%
Corporate and Other	(20)	(21)	n/a	n/a

Total	$(111)	$217	-4.5%	8.0%

	Year Ended January 31		Revenue Growth (%)
	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$4,191	$4,657	-10%	-10%
Health, Energy and Civil Solutions	2,858	2,792	2%	-2%
Intelligence and Cybersecurity Solutions	3,540	3,421	3%	3%
Corporate and Other	2	58	n/a	n/a
Intersegment Elimination	(4)	(7)	n/a	n/a

Total	$10,587	$10,921	-3%	-4%

			Operating Margin
			2012	2011
Operating Income (Loss):
Defense Solutions	$(171)	$380	-4.1%	8.2%
Health Energy and Civil Solutions	258	258	9.0%	9.2%
Intelligence and Cybersecurity Solutions	275	288	7.8%	8.4%
Corporate and Other	(51)	21	n/a	n/a

Total	$311	$947	2.9%	8.7%

Defense Solutions

Defense Solutions revenues for the quarter were $852 million. The CityTime loss provision was recorded within the Defense Solutions segment. Defense Solutions revenues excluding the revenue portion of the loss provision were $1.21 billion, and increased 3 percent, substantially all of which was attributable to internal growth, from the fourth quarter of fiscal year 2011. This growth was attributable to increased activity on systems integration and logistics programs for tactical and mine resistant ambush protected vehicles; the ramp up of a program to operate the network IT infrastructure for the U.S. Department of State; and increased activity on a systems and software maintenance upgrade program for the U.S. Army. These increases were partially offset by the termination of the U.S. Army Brigade Combat Team Modernization contract, the June 2011 completion and delivery of the CityTime system, and reductions in various analytic studies and policy analysis operations.

Defense Solutions revenues for the fiscal year were $4.19 billion. Defense Solutions revenues excluding the revenue portion of the CityTime loss provision were $4.60 billion, and decreased 1 percent from fiscal year 2011. This decline was attributable to the termination of the U.S. Army Brigade Combat Team Modernization contract, reductions in various analytic studies and policy analysis operations, and the June 2011 completion and delivery of the CityTime system. These declines were partially offset by increased activity on a systems and software maintenance/upgrade program for the U.S. Army, the ramp up of a program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State, and increased activity on systems integration and logistics programs for tactical and mine resistant ambush protected vehicles.

Defense Solutions operating loss for the quarter was $216 million (-25.4 percent of revenue). Defense Solutions operating income excluding the CityTime loss provision was 7.6 percent of revenue, down from 7.7 percent of revenue in the fourth quarter of fiscal 2011 due to the conclusion of certain contracts having relatively higher profit levels.

Defense Solutions operating loss for the fiscal year was $171 million (-4.1 percent of revenue). Defense Solutions operating income excluding the CityTime loss provision was 8.0 percent of revenue, down from 8.2 percent of revenue in fiscal 2011 due to the conclusion of certain contracts having relatively higher profit levels.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter increased 10 percent from the fourth quarter of fiscal year 2011. Internal revenues increased 4 percent due to new design-build programs for renewable energy plant construction, increased deliveries of non-intrusive cargo inspection systems, and increased healthcare IT consulting services. These increases were partially offset by reduced deliveries of checked baggage explosive detection systems.

Health, Energy and Civil Solutions revenues for the fiscal year increased 2 percent from fiscal year 2011. Internal revenue contracted 2 percent due to reduced deliveries of checked baggage explosive detection systems and reduced activity on certain U.S. federal civilian agency programs, including various programs in support of NASA.

Health, Energy and Civil Solutions operating income for the quarter was 8.0 percent of revenue, down from 9.9 percent of revenue in the fourth quarter of fiscal year 2011, driven by a loss provision related to a data privacy litigation matter and increased investment in research and development spending.

Health, Energy and Civil Solutions operating income for the fiscal year was 9.0 percent of revenue, down from 9.2 percent of revenue in fiscal year 2011.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter increased 2 percent, substantially all of which was attributable to internal growth, from the fourth quarter of fiscal year 2011, due to increased activity on airborne surveillance programs and an increase in cybersecurity program activity. These increases were partially offset by declines in certain intelligence processing, exploitation and dissemination contracts.

Intelligence and Cybersecurity Solutions revenues for the fiscal year increased 3 percent, substantially all of which was internal revenue growth, from fiscal year 2011, due to increased activity on airborne surveillance and intelligence analysis contracts; increased material deliveries and services under intelligence processing, exploitation and dissemination contracts; and an increase in cybersecurity program activity. These increases were partially mitigated by the conclusion of a forward operating base integrated security equipment supply contract.

Intelligence and Cybersecurity Solutions operating income for the quarter was 7.3 percent of revenue, down from 9.2 percent of revenue in the fourth quarter of fiscal year 2011, due to particularly strong program performance in the prior year quarter and an increase in internal research and development spending.

Intelligence and Cybersecurity Solutions operating income for the fiscal year was 7.8 percent of revenue, down from 8.4 percent of revenue in fiscal year 2011 due to the impairment of certain intangible assets, increased research and development spending, and increased bid and proposal costs, partially offset by increased sales of higher margin proprietary products.

Corporate and Other

Corporate and Other segment operating income during the quarter was consistent with the fourth quarter of fiscal year 2011.

Cash Generation and Capital Deployment

Cash flow provided by operations for fiscal year 2012 was $772 million, compared to $725 million in fiscal year 2011. As of January 31, 2012, the Company had $1.59 billion in cash and cash equivalents and $1.85 billion in long-term debt.

New Business Awards

Net business bookings totaled $2.1 billion in the fourth quarter and $11.8 billion for the fiscal year, representing a book-to-bill ratio of 0.7 and 1.1 for the fourth quarter and fiscal year, respectively. Notable awards received during the quarter include:

•

Plainfield Renewable Energy Biomass Contract and Financing. The Company is providing engineering, procurement and construction services for the Plainfield Renewable Energy biomass project in Connecticut under a two-year, $215.97 million contract. The Company and the Carlyle Energy Mezzanine Opportunities Group are providing financing for the project. The project is owned by a subsidiary of Enova Energy Group and will generate clean energy to power the equivalent of 37,000 homes.

•

U.S. Patent and Trademark Office (USPTO) Automated Information Systems Support. The Company received a multiple award ID/IQ contract to provide software development integration and testing services in support of USPTO’s Automated Information Systems. The five-year contract has a ceiling value of $525 million for all awardees.

•

Centers for Medicare & Medicaid Services Identity Proofing Support. Under a five-year, $78 million contract, the Company will deliver an integrated enterprise remote identity proofing and multi-factor authentication cloud services solution designed to securely enable more than 35 million U.S. citizens access to the State and Federal Health Insurance Exchange.

•

Joint Improvised Explosive Device Defeat Organization Support. The Company received a multiple award ID/IQ contract from the U.S. General Services Administration Federal Systems Integration and Management Center. The Company will provide analysis, combat planning and training, information technology sustainment and operations support for the Joint Improvised Explosive Device Defeat Organization Counter-IED Operations/Intelligence Integration Center. The five-year contract has a ceiling value of $900 million for all awardees.

The Company’s backlog of signed business orders at the end of the fiscal year 2012 was $18.0 billion, of which $5.5 billion was funded. As compared to the end of fiscal year 2011, total backlog increased 5 percent while funded backlog increased 3 percent. The negotiated unfunded backlog of $12.5 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under ID/IQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

The Company’s outlook for fiscal year 2013, which began on February 1, 2012, is as follows:

•	Revenues of $10.7 billion to $11.2 billion;

•	Diluted earnings per share from continuing operations of $1.26 to $1.36; and

•	Cash flows from continuing operations at or above $150 million, after payment of the CityTime settlement amount.

Fiscal year 2013 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

Quarterly Cash Dividend and New Share Repurchase Program

SAIC’s Board of Directors has approved the initiation of a quarterly dividend and declared a dividend of $0.12 per share payable on April 30, 2012 to stockholders of record on April 15, 2012. The Board also approved a share repurchase authorization of up to 40 million shares.

The Company expects to fund the quarterly dividend and any share repurchases using cash on hand and cash generated from the business. On an annualized basis, the cash dividend is expected to be $0.48 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $10.6 billion for its fiscal year ended January 31, 2012. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and agreements of the company; uncertainties related to the CityTime settlement; developments in the U.S. Government defense budget, including budget reductions, implementation of spending caps or changes in budgetary priorities, or delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cyber or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q and our Registration Statement on Form S-4 (File No. 333-176896), as amended, filed on October 4, 2011, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of March 20, 2012. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Paul.E.Levi@saic.com

Media Relations:

Melissa Koskovich

(703)676-6762

koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2012	2011	2012	2011	2010
Revenues	$2,492	$2,724	$10,587	$10,921	$10,580
Costs and expenses:
Cost of revenues	2,496	2,375	9,606	9,476	9,151
Selling, general and administrative expenses	107	132	670	498	593

Operating income (loss)	(111)	217	311	947	836
Non-operating income (expense):
Interest income	2	1	5	2	2
Interest expense	(29)	(23)	(114)	(79)	(76)
Other income (expense), net	2	(3)	5	2	6

Income (loss) from continuing operations before income taxes	(136)	192	207	872	768
Provision for income taxes	(24)	(66)	(215)	(314)	(289)

Income (loss) from continuing operations	(160)	126	(8)	558	479
Discontinued operations:
Income (loss) from discontinued operations before income taxes	(1)	2	117	89	24
Benefit (provision) for income taxes	—	3	(50)	(28)	(7)

Income (loss) from discontinued operations	(1)	5	67	61	17

Net income (loss)	$(161)	$131	$59	$619	$496

Earnings per share (EPS):
Income (loss) from continuing operations, as reported	$(160)	$126	$(8)	$558	$479
Less: earnings allocated to participating securities	—	(4)	—	(18)	(14)

Income (loss) from continuing operations, for computing EPS	$(160)	$122	$(8)	$540	$465

Net income (loss), as reported	$(161)	$131	$59	$619	$496
Less: earnings allocated to participating securities	—	(4)	—	(20)	(15)

Net income (loss), for computing EPS	$(161)	$127	$59	$599	$481

Basic:
Income (loss) from continuing operations	$(0.49)	$0.34	$(0.02)	$1.48	$1.20
Income from discontinued operations	—	0.01	0.20	0.17	0.05

	$(0.49)	$0.35	$0.18	$1.65	$1.25

Diluted:
Income (loss) from continuing operations	$(0.49)	$0.34	$(0.02)	$1.48	$1.19
Income from discontinued operations	—	0.01	0.20	0.16	0.04

	$(0.49)	$0.35	$0.18	$1.64	$1.23

Weighted average number of shares outstanding:
Basic	329	358	336	364	386

Diluted	329	360	336	366	390

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2012	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,592	$1,367
Receivables, net	2,174	2,069
Inventory, prepaid expenses and other current assets	439	382
Assets of discontinued operations	—	49

Total current assets	4,205	3,867
Property, plant and equipment, net	348	359
Intangible assets, net	176	211
Goodwill	1,826	1,664
Deferred income taxes	37	51
Other assets	75	71

	$6,667	$6,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,964	$1,205
Accrued payroll and employee benefits	508	511
Notes payable and long-term debt, current portion	553	3
Liabilities of discontinued operations	—	29

Total current liabilities	3,025	1,748
Notes payable and long-term debt, net of current portion	1,299	1,849
Other long-term liabilities	162	135
Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 341 million and 362 million shares issued and outstanding at January 31, 2012 and 2011, respectively	—	—
Additional paid-in capital	2,028	2,090
Retained earnings	164	408
Accumulated other comprehensive loss	(11)	(7)

Total stockholders’ equity	2,181	2,491

	$6,667	$6,223

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31
	2012	2011	2012	2011	2010
Cash flows from continuing operations:
Net income (loss)	$(161)	$131	$59	$619	$496
Loss (income) from discontinued operations	1	(5)	(67)	(61)	(17)
Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
Depreciation and amortization	28	30	114	110	90
Stock-based compensation	20	24	84	100	103
Excess tax benefits from stock-based compensation	—	2	—	(11)	(36)
Impairment losses	—	2	19	4	7
Net loss (gain) on sale of assets	1	(2)	(31)	(5)	(8)
Other items	(1)	—	(1)	1	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	45	133	(48)	(13)	(110)
Inventory, prepaid expenses and other current assets	(131)	(59)	(93)	(29)	54
Deferred income taxes	2	5	(9)	9	(19)
Other assets	(1)	(4)	(22)	(2)	2
Accounts payable and accrued liabilities	435	(2)	757	(17)	(24)
Accrued payroll and employee benefits	(103)	(92)	—	23	16
Income taxes payable	(5)	(3)	5	6	21
Other long-term liabilities	9	3	5	(9)	12

Total cash flows provided by continuing operations	139	163	772	725	588
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(17)	(21)	(65)	(73)	(58)
Acquisitions of businesses, net of cash acquired	(2)	(24)	(218)	(382)	(256)
Net payments for purchase price adjustments related to prior year acquisitions	—	—	(4)	—	(2)
Proceeds from sale of assets	1	3	85	10	12
Other items	—	1	(1)	—	(2)

Total cash flows used in investing activities of continuing operations	(18)	(41)	(203)	(445)	(306)
Cash flows from financing activities of continuing operations:
Issuance of long-term debt, net of offering costs	—	742	—	742	—
Payments on notes payable and long-term debt	—	(1)	(3)	(3)	(18)
Sales of stock and exercises of stock options	6	8	27	38	58
Repurchases of stock	(1)	(153)	(471)	(601)	(474)
Excess tax benefits from stock-based compensation	—	(2)	—	11	36
Other items	—	—	(2)	—	—

Total cash flows provided by (used in) financing activities of continuing operations	5	594	(449)	187	(398)

Increase (decrease) in cash and cash equivalents from continuing operations	126	716	120	467	(116)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	5	9	(62)	(11)	35
Cash provided by (used in) investing activities of discontinued operations	(2)	(2)	166	51	1

Increase in cash and cash equivalents from discontinued operations	3	7	104	40	36

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	1	(1)	5

Total increase (decrease) in cash and cash equivalents	129	723	225	506	(75)

Cash and cash equivalents at beginning of period	1,463	644	1,367	861	936

Cash and cash equivalents at end of period	$1,592	$1,367	$1,592	$1,367	$861

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	January 31, 2012	October 31, 2011	July 31, 2011	April 30, 2011
Defense Solutions:
Funded backlog	$2,143	$2,630	$2,025	$2,005
Negotiated unfunded backlog	4,961	4,980	4,948	5,214

Total Defense Solutions backlog	$7,104	$7,610	$6,973	$7,219
Health, Energy and Civil Solutions:
Funded backlog	$2,077	$1,943	$1,742	$1,685
Negotiated unfunded backlog	3,336	3,423	3,264	3,462

Total Health, Energy and Civil Solutions backlog	$5,413	$5,366	$5,006	$5,147
Intelligence and Cybersecurity Solutions:
Funded backlog	$1,317	$1,685	$1,511	$1,329
Negotiated unfunded backlog	4,169	4,070	4,234	4,341

Total Intelligence and Cybersecurity Solutions backlog	$5,486	$5,755	$5,745	$5,670
Total:
Funded backlog	$5,537	$6,258	$5,278	$5,019
Negotiated unfunded backlog	12,466	12,473	12,446	13,017

Total backlog	$18,003	$18,731	$17,724	$18,036

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the Company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The Company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three months and year ended January 31, 2012 were calculated as follows:

	Three Months Ended January 31, 2012	Year Ended January 31, 2012
Defense Solutions:
Prior year period’s revenues, as reported	$1,173	$4,657
Revenues of acquired businesses for the comparable prior year period	—	5

Prior year period’s revenues, as adjusted	$1,173	$4,662
Current year period’s revenues, as reported	852	4,191

Internal revenue contraction	$(321)	$(471)

Internal revenue contraction percentage	-27%	-10%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$697	$2,792
Revenues of acquired businesses for the comparable prior year period	36	132

Prior year period’s revenues, as adjusted	$733	$2,924
Current year period’s revenues, as reported	764	2,858

Internal revenue growth (contraction)	$31	$(66)

Internal revenue growth (contraction) percentage	4%	-2%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$856	$3,421
Revenues of acquired businesses for the comparable prior year period	—	5

Prior year period’s revenues, as adjusted	$856	$3,426
Current year period’s revenues, as reported	877	3,540

Internal revenue growth	$21	$114

Internal revenue growth percentage	2%	3%

Total*:
Prior year period’s revenues, as reported	$2,724	$10,921
Revenues of acquired businesses for the comparable prior year period	36	142

Prior year period’s revenues, as adjusted	$2,760	$11,063
Current year period’s revenues, as reported	2,492	10,587

Internal revenue contraction	$(268)	$(476)

Internal revenue contraction percentage	-10%	-4%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.

SAIC, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to revenues, internal revenue growth (contraction), operating income (loss), operating margin, income (loss) from continuing operations and diluted earnings per share (EPS) from continuing operations excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from revenues, internal revenue growth (contraction), operating income (loss), operating margin, income (loss) from continuing operations and diluted EPS from continuing operations, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

	Three Months Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted	Three Months Ended January 31, 2011 As Reported
Revenues	$2,492	$358	$2,850	$2,724
Cost of revenues	2,496	—	2,496	2,375
Selling, general and administrative expenses	107	50	157	132

Operating income (loss)	(111)	308	197	217
Non-operating expenses, net	(25)	—	(25)	(25)

Income (loss) from continuing operations before income taxes	(136)	308	172	192
Provision for income taxes	(24)	(41)	(65)	(66)

Income (loss) from continuing operations	(160)	267	107	126
Income (loss) from discontinued operations, net of tax	(1)	—	(1)	5

Net income (loss)	$(161)	$267	$106	$131

Prior year period’s revenues, as reported	$2,724		$2,724
Revenues of acquired businesses for the comparable prior year period	36		36

Prior year period’s revenues, as adjusted	$2,760		$2,760

Internal revenue growth (contraction)	-10%		3%

Operating margin	-4.5%		6.9%	8.0%

Diluted EPS from continuing operations	$(0.49)		$0.31	$0.34

	Year Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted	Year Ended January 31, 2011 As Reported
Revenues	$10,587	$410	$10,997	$10,921
Cost of revenues	9,606	—	9,606	9,476
Selling, general and administrative expenses	670	(130)	540	498

Operating income	311	540	851	947
Non-operating expenses, net	(104)	—	(104)	(75)

Income from continuing operations before income taxes	207	540	747	872
Provision for income taxes	(215)	(64)	(279)	(314)

Income from continuing operations	(8)	476	468	558
Income from discontinued operations, net of tax	67	—	67	61

Net income	$59	$476	$535	$619

Prior year period’s revenues, as reported	$10,921		$10,921	$10,580
Revenues of acquired businesses for the comparable prior year period	142		142	222

Prior year period’s revenues, as adjusted	$11,063		$11,063	$10,802

Internal revenue growth (contraction)	-4%		-1%	1%

Operating margin	2.9%		7.7%	8.7%

Diluted EPS from continuing operations	$(0.02)		$1.34	$1.48

SAIC, INC.

DEFENSE SOLUTIONS SEGMENT

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to revenues, internal revenue growth (contraction), operating income (loss) and operating margin of the Defense Solutions segment excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from Defense Solutions revenues, internal revenue growth (contraction), and operating income (loss), the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

	Three Months Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted	Three Months Ended January 31, 2011 As Reported
Revenues	$852	$358	$1,210	$1,173

Operating income (loss)	$(216)	$308	$92	$90

Prior year period’s revenues, as reported	$1,173		$1,173
Revenues of acquired businesses for the comparable prior year period	—		—

Prior year period’s revenues, as adjusted	$1,173		$1,173

Internal revenue growth (contraction)	-27%		3%

Operating margin	-25.4%		7.6%	7.7%

	Year Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted	Year Ended January 31, 2011 As Reported
Revenues	$4,191	$410	$4,601	$4,657

Operating income (loss)	$(171)	$540	$369	$380

Prior year period’s revenues, as reported	$4,657		$4,657	$4,518
Revenues of acquired businesses for the comparable prior year period	5		5	6

Prior year period’s revenues, as adjusted	$4,662		$4,662	$4,524

Internal revenue growth (contraction)	-10%		-1%	3%

Operating margin	-4.1%		8.0%	8.2%